As filed with the Securities and Exchange Commission on December 18, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ULTRA CLEAN HOLDINGS, INC.

(Exact name of registrant as specified in
its charter)

Delaware (State or other jurisdiction of incorporation or organization)		61-1430858 (IRS Employer Identification No.)
26462 CORPORATE AVENUE HAYWARD, CA 94545 (Address of principal executive offices) (Zip Code)

ULTRA CLEAN HOLDINGS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the Plan)

James P. Scholhamer
Chief Executive Officer
Ultra Clean Holdings, Inc.

26462 Corporate Avenue

Hayward, CA 94545

(510) 576-4600

(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alan F. Denenberg, Esq.
Davis Polk & Wardwell LLP
1600 El Camino Real

Menlo Park, California 94025
(650) 752-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	2,300,000 (3)	$22.80	$52,440,000	$6,807

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(h) of the Securities Act, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on December 11, 2019 as reported by the Nasdaq Global Market, rounded to the nearest cent.

(3)	Represents an increase in the number of shares available for issuance under the Registrant’s Amended and Restated Stock Incentive Plan based on the amendment and restatement of the Registrant’s Amended and Restated Stock Incentive Plan effective as of May 24, 2019.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E on Form S-8, this Registration Statement is being filed for the purpose of registering an additional 2,300,000 shares of common stock of Ultra Clean Holdings, Inc. (the “Registrant”) issuable pursuant to the Registrant’s Amended and Restated Stock Incentive Plan. These additional shares of common stock are securities of the same class and relate to the same employee benefit plan (as amended from time to time) as other securities for which a registration statement on Form S-8 has been filed with the Securities and Exchange Commission on July 25, 2017 (File No. 333-219447), the contents of which are hereby incorporated by reference. These additional shares of common stock have become reserved for issuance as a result of the amendment and restatement of the Registrant’s Amended and Restated Stock Incentive Plan effective as of May 24, 2019.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Moss Adams LLP, independent registered public accounting firm

23.2	Consent of Davis Polk & Wardwell LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on May 24, 2019)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 18th day of December, 2019.

Ultra Clean Holdings, Inc.

By:	/s/ James P. Scholhamer
	Name:	James P. Scholhamer
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Scholhamer and Sheri Savage, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Clarence L. Granger	Chairman	December 18, 2019
Clarence L. Granger

/s/ James P. Scholhamer	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2019
James P. Scholhamer

/s/ Sheri Savage	Chief Financial Officer (Principal Financial Officer)	December 18, 2019
Sheri Savage

/s/ Leonid Mezhvinsky	Director	December 18, 2019
Leonid Mezhvinsky

/s/ Emily M. Liggett	Director	December 18, 2019
Emily M. Liggett

/s/ Thomas T. Edman	Director	December 18, 2019
Thomas T. Edman

/s/ Barbara V. Scherer	Director	December 18, 2019
Barbara V. Scherer

/s/ David T. ibnAle	Director	December 18, 2019
David ibnAle

/s/ Ernest E. Maddock	Director	December 18, 2019
Ernest E. Maddock